                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                       Pacific Gas and Electric Company
.............................................................................
               (Name of Registrant as Specified In Its Charter)


..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

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      14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

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[ ]   Check box if any part of the fee is offset as provided by Exchange
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

PACIFIC GAS AND ELECTRIC COMPANY
          Notice of 1994 Annual Meeting . Proxy Statement

                           [GRAPHIC APPEARS HERE]


[LOGO OF PACIFIC GAS AND ELECTRIC COMPANY APPEARS HERE]

Pacific Gas and Electric Company    77 Beale Street    Richard A. Clarke
                                    P.O. Box 770000    Chairman of the Board and
                                    San Francisco,     Chief Executive Officer
                                    CA 94177


[LOGO OF PACIFIC GAS AND                         March 3, 1994
ELECTRIC COMPANY APPEARS HERE]



Dear PG&E Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Pacific Gas and Electric Company on Wednesday, April 20, 1994. For the convenience of our shareholders, this year's annual meeting will begin at 10:00 a.m. The meeting will be held in the Masonic Auditorium, 1111 California Street, San Francisco, California.

     Your vote on the business to be considered at this meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please sign, date, and return your proxy as soon as possible in the envelope provided so that your shares can be voted in accordance with your instructions.

     In addition to the election of directors and ratification of the selection of independent public accountants for 1994, action also will be taken on such other matters as may properly be presented at the meeting. These include two proposals submitted by individual shareholders. For the reasons given, the Board of Directors and management recommend that shareholders vote against these proposals.

     During the meeting, management will report on operations and other matters affecting the Company, and will respond to shareholders' questions.

                                      Sincerely,

                                      Richard A. Clarke

                                      Richard A. Clarke
                                      Chairman of the Board and
                                      Chief Executive Officer

- --------------------------------------------------------------------------------
                              Table of Contents


Notice of Annual Meeting of Shareholders
Proxy Statement

   Items of Business

      Election of Directors                                           2

      Ratification of Selection of Independent Public Accountants     9

      Proposals by Shareholders                                       9

   Executive Compensation                                            11

   Other Information                                                 18



Important

The Company has approximately 288,000 shareholder accounts. Many shareholders own 100 shares or less. To ensure a proper representation at the meeting, each shareholder, regardless of the number of shares owned, is requested to sign, date, and return promptly the enclosed proxy, using the accompanying postage-paid return envelope.

- --------------------------------------------------------------------------------
                  Notice of Annual Meeting of Shareholders



                                                 March 3, 1994



To the Shareholders of Pacific Gas and Electric Company:

     The annual meeting of shareholders of Pacific Gas and Electric Company will be held in the Masonic Auditorium, 1111 California Street, San Francisco, California, on Wednesday, April 20, 1994, at 10:00 a.m., for the purposes of:

      [ ] electing 16 directors to serve for the ensuing year;

      [ ] ratifying the Board of Directors' selection of Arthur Andersen & Co.
          as the Company's independent public accountants for 1994;

      [ ] acting upon two proposals submitted by individual shareholders and described on pages 9-10; and

      [ ] transacting such other business as may properly come before the meeting and any adjournment thereof.

     Shareholders of record at the close of business on February 22, 1994, and valid proxyholders may attend and vote at the meeting. If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting, please obtain from the firm or trustee a letter or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting. If you are a participant in the Dividend Reinvestment Plan, please note that the enclosed proxy covers all shares in your account, including any shares which may be held in that Plan.

                                            By Order of the Board of Directors,


                                            Leslie H. Everett

                                            Leslie H. Everett
                                            Corporate Secretary



     Real-Time Captioning services and headsets will be available for the hearing impaired. Please contact an usher at the meeting if you wish to be seated in the Real-Time Captioning section or to use a headset.

     Audio cassette recordings of the meeting will be available, without charge, for shareholders with impaired vision. Please contact the office of the Corporate Secretary, Mail Code B32, P.O. Box 770000, San Francisco, CA 94177, or call (415) 973-2880.

- --------------------------------------------------------------------------------
                               Proxy Statement

Your proxy, using the enclosed form, is solicited by the PG&E Board of Directors for use at the annual meeting of shareholders to be held on April 20, 1994, and at any adjournment thereof.

     The only items of business which management intends to present at the meeting are listed in the preceding Notice of Annual Meeting of Shareholders and are explained in more detail on the following pages. By returning your signed proxy, you authorize management to vote your shares as you indicate on these items of business and to vote your shares in accordance with management's best judgment in response to proposals initiated by others at the meeting.

     You may revoke your signed proxy at any time before it is exercised at the annual meeting. You may do this by advising the Corporate Secretary in writing of your desire to revoke your proxy, or by submitting a duly executed proxy bearing a later date. You also may revoke your proxy by attending the annual meeting and indicating that you wish to vote in person.

     Each shareholder of record at the close of business on February 22, 1994, is entitled, for each share then held, to one vote on each proposal or item that comes before the annual meeting. On February 22, 1994, the Company had outstanding 32,319,782 shares of first preferred stock and 428,739,596 shares of common stock entitled to vote at the meeting.

     If you mark "Abstain" with respect to any proposal on your proxy, your shares will be counted in the number of votes cast, but will not be counted as votes for or against the proposal. If a broker or other nominee holding shares for a beneficial owner does not vote on a proposal, the shares will not be counted in the number of votes cast.

     This proxy statement and accompanying proxy form were first mailed on or about March 3, 1994, to shareholders entitled to vote at the meeting.

- --------------------------------------------------------------------------------
                            Election of Directors


Sixteen directors will be elected to serve on the Company's Board of Directors until the next annual meeting of shareholders or until their successors shall be elected and qualified. The nominees for director whom the Board proposes for election are consistent with the Company's policy that at least 75 percent of the Board shall be composed of directors who are neither current nor former officers or employees of the Company.

     On the following pages, information is provided about the nominees for director, including their principal occupations for the past five years, certain other directorships, age, and length of service as a director of the Company. Membership on Board committees, attendance at Board and committee meetings, and ownership of stock in the Company are indicated in separate sections following the individual resumes of the nominees.

     Directors are elected from those nominated based on a plurality of votes cast. Unless authority to vote is withheld or another contrary instruction is indicated, signed proxies received will be voted for the election of the nominees listed on the following pages, all of whom have agreed to serve if elected. Should any of the nominees become unavailable at the time of the meeting to accept nomination or election as a director, the proxyholders named in the enclosed proxy will vote for substitute nominees at their discretion.

- --------------------------------------------------------------------------------
                            Nominees for Director
                          Biographical Information


               Richard A. Clarke

  [PHOTO OF    Mr. Clarke is Chairman of the Board and Chief Executive Officer
  RICHARD A.   of PG&E and has been an executive officer of the Company for
   CLARKE      more than the past five years. Mr. Clarke, age 63, has been a
APPEARS HERE]  director of the Company since 1985 and also serves as a director of BankAmerica Corporation and Potlatch Corporation.


               Harry M. Conger

  [PHOTO OF    Mr. Conger is Chairman of the Board and Chief Executive Officer
   HARRY M.    of Homestake Mining Company and has been an executive officer
   CONGER      of that company for more than the past five years. Mr. Conger,
APPEARS HERE]  age 63, has been a director of the Company since 1982 and also serves as a director of ASA Limited, Baker Hughes Inc., and CalMat Co.


               William S. Davila

  [PHOTO OF    Mr. Davila is President Emeritus of The Vons Companies, Inc.
  WILLIAM S.   (retail grocery), having been President from 1986 until his
   DAVILA      retirement on May 1, 1992. He also is a director of The Vons
APPEARS HERE]  Companies, Inc. Mr. Davila, age 62, has been a director of the
               Company since 1992 and also serves as a director of Geo. A.
               Hormel & Company and Wells Fargo & Company.


               Melvin B. Lane

  [PHOTO OF    Mr. Lane is publishing consultant to Time Warner Inc.
  MELVIN B.    (publishing, music, and entertainment) and former Co-Chairman
    LANE       of the Board of Lane Publishing Company (publisher of Sunset
APPEARS HERE]  magazine), having held the latter position from December 1985 until May 1990. Mr. Lane, age 71, has been a director of the Company since 1987 and also serves as a director of Time Inc.


               Leslie L. Luttgens

  [PHOTO OF    Mrs. Luttgens is a civic and community leader and has been
  LESLIE L.    active in various civic, public service, and cultural
  LUTTGENS     activities for more than the past five years. Mrs. Luttgens,
APPEARS HERE]  age 71, has been a director of the Company since 1980 and also serves as a director of McKesson Corporation.

- --------------------------------------------------------------------------------
                            Nominees for Director
                                   Continued
               Richard B. Madden

  [PHOTO OF    Mr. Madden is Chairman of the Board and Chief Executive Officer
  RICHARD B.   of Potlatch Corporation (diversified forest products), having
   MADDEN      been an executive officer of that company for more than the
APPEARS HERE]  past five years. Mr. Madden, age 64, has been a director of the
               Company since 1977 and also serves as a director of Consolidated Freightways, Inc. and URS Corporation.


               George A. Maneatis

  [PHOTO OF    Mr. Maneatis is former President of the Company, having held
  GEORGE A.    that position from 1985 until his retirement on November 1,
  MANEATIS     1991. Mr. Maneatis, age 67, has been a director of the Company
APPEARS HERE]  since 1986 and also serves as a director of ANGUS Chemical
               Company.


               Mary S. Metz

  [PHOTO OF    Dr. Metz is Dean of University Extension, University of
    MARY S.    California, Berkeley, having held that position since July
     METZ      1991. Prior to that date, she was President of Mills College,
APPEARS HERE]  having held that position from 1981 until June 30, 1990. Dr.
               Metz, age 56, has been a director of the Company since 1986 and also serves as a director of Longs Drug Stores Corporation, Pacific Telesis Group, and Union Bank.


               William F. Miller

  [PHOTO OF    Dr. Miller is Professor of Public and Private Management and
  WILLIAM F.   Professor of Computer Science at Stanford University. He is
   MILLER      President Emeritus of SRI International (research and
APPEARS HERE]  consulting), having been President and Chief Executive Officer from September 1, 1979 until his retirement on December 1, 1990. Dr. Miller, age 68, has been a director of the Company since 1983 and also serves as a director of First Interstate
               Bancorp, Scios Nova, Inc., and Varian Associates, Inc.


               John B. M. Place

  [PHOTO OF    Mr. Place is former Chairman of the Board and Chief Executive
  JOHN B.M.    Officer of Crocker National Corporation (formerly a bank
   PLACE       holding company) and Crocker National Bank. Mr. Place, age 68,
APPEARS HERE]  has been a director of the Company since 1982 and also serves as a director of The Metropolitan Life Insurance Company.

               Samuel T. Reeves

  [PHOTO OF    Mr. Reeves is President and Co-Chairman of the Board of
  SAMUEL T.    Dunavant Enterprises, Inc. (cotton merchandising) and has been
   REEVES      an executive officer of that company for more than the past
APPEARS HERE]  five years. Mr. Reeves, age 59, has been a director of the
               Company since 1992.


               Carl E. Reichardt

  [PHOTO OF    Mr. Reichardt is Chairman of the Board and Chief Executive
   CARL E.     Officer of Wells Fargo & Company (bank holding company) and
  REICHARDT    Wells Fargo Bank, N.A., and has been an executive officer of
APPEARS HERE]  Wells Fargo Bank, N.A., for more than the past five years. Mr.
               Reichardt, age 62, has been a director of the Company since
               1985 and also serves as a director of ConAgra, Inc., Ford Motor
               Company, Hospital Corporation of America, and Newhall
               Management Corporation.


               John C. Sawhill

  [PHOTO OF    Dr. Sawhill is President and Chief Executive Officer of The
   JOHN C.     Nature Conservancy (international environmental organization),
  SAWHILL      having held that position since April 1, 1990. Prior to that
APPEARS HERE]  date, he was a director of McKinsey & Company, Inc. (management consultants) for more than five years. Dr. Sawhill, age 57, has been a director of the Company since 1990 and also serves as a director of The Vanguard Group, Inc. and each of the Vanguard
               Funds, registered investment companies, and NACCO Industries, Inc.


               Alan Seelenfreund

  [PHOTO OF    Mr. Seelenfreund is Chairman of the Board and Chief Executive
    ALAN       Officer of McKesson Corporation (distributor of pharmaceuticals
SEELENFREUND and health care products), and has been an executive officer of APPEARS HERE] that company for more than the past five years. Mr.
               Seelenfreund, age 57, was elected a director of the Company by the Board of Directors on October 1, 1993, and also serves as a director of Armor All Products Corporation.


               Stanley T. Skinner

  [PHOTO OF    Mr. Skinner is President and Chief Operating Officer of PG&E
  STANLEY T.   and has been an executive officer of the Company for more than
   SKINNER     the past five years. Mr. Skinner, age 56, has been a director
APPEARS HERE]  of the Company since 1986.


               Barry Lawson Williams

  [PHOTO OF    Mr. Williams is President of Williams Pacific Ventures, Inc.
BARRY LAWSON   (venture capital and real estate) and has been an executive
  WILLIAMS     officer of that company for more than the past five years. Mr.
APPEARS HERE]  Williams, age 49, has been a director of the Company since 1990 and also serves as a director of American President Companies, Ltd., Northwestern Mutual Life Insurance Company, and Tenera,
               L.P.

- --------------------------------------------------------------------------------
                Information Regarding the Board of Directors


Board Committees

The Board of Directors is responsible for the overall affairs of the corporation. To assist it in carrying out this responsibility, the Board has delegated certain authority to several permanent committees, the membership and duties of which are as follows:

                                                                     Nominating and
         Executive             Audit            Finance              Compensation         Public Policy
         Committee             Committee        Committee            Committee            Committee
         R. A. Clarke*         H. M. Conger*    R. A. Clarke*        L. L. Luttgens*      R. A. Clarke*
         H. M. Conger          W. S. Davila     R. B. Madden         W. F. Miller         W. S. Davila
         L. L. Luttgens        M. B. Lane       W. F. Miller         J. B. M. Place       M. B. Lane
         R. B. Madden          M. S. Metz       C. E. Reichardt      S. T. Reeves         M. S. Metz
         J. B. M. Place        A. Seelenfreund  S. T. Skinner        J. C. Sawhill        J. C. Sawhill
         S. T. Skinner         B. L. Williams   B. L. Williams

         *Chairman

Executive Committee. The Executive Committee (no meeting held in 1993), subject to the provisions of law and certain limits imposed by the Board of Directors, may exercise any of the powers and perform any of the duties of the Board. The Committee meets as needed.

Audit Committee. The Audit Committee (four meetings held in 1993) satisfies itself as to the independence and competence of the Company's independent public accountants. It reviews with them and with the Company's officers and internal auditors the scope and results of the independent accountants' audit work, the Company's annual financial statements, and the Company's internal accounting and control systems. The Committee also recommends to the Board the firm of independent public accountants to be selected to audit the Company's accounts, and makes further inquiries as it deems necessary or desirable to inform itself as to the conduct of the Company's affairs. The Committee is composed entirely of directors who are neither (a) officers or employees of, or consultants to, the Company or any of its subsidiaries; nor (b) officers or employees of any other corporation on whose board of directors any PG&E officer serves as a member.

Finance Committee. The Finance Committee (four meetings held in 1993) reviews and recommends to the Board long-range financial policies and objectives, and actions required to achieve those objectives. Specifically, the Committee reviews capital and operating budgets, current and projected financial results of operations, short-term and long-range financing plans, dividend policy, financial management of the Company's retirement plan, and major commercial banking, investment banking, financial consulting, and other financial relations of the Company.

Nominating and Compensation Committee. The Nominating and Compensation Committee (eight meetings held in 1993) reviews and makes recommendations to the Board of Directors regarding the selection of nominees to serve as advisory directors and directors of the Company, and the compensation and benefit policies and practices of the Company. The Committee reviews and approves the compensation of officers and certain non-officers of the Company except that of the Chairman and Chief Executive Officer, whose compensation is established by the full Board. The Committee also reviews long-range planning for executive development and succession. The Committee is composed entirely of directors who are neither (a) officers or employees of, or consultants to, the Company or any of its subsidiaries; nor (b) officers or employees of any other corporation on whose board of directors any PG&E officer serves as a member.

     The Committee will consider nominees recommended by shareholders for election to the Board of Directors. The names of such nominees, accompanied by relevant biographical information, should be submitted in writing to the Corporate Secretary. The Committee seeks qualified, dedicated, and highly regarded individuals who have experience relevant to PG&E's business operations, who understand the complexities of the Company's business environment, and who will represent the best interests of PG&E and all of its shareholders. In accordance with the Company's long-standing commitment to equal opportunity, the Committee continues to seek women and minority candidates for the Board.

Public Policy Committee. The Public Policy Committee (three meetings held in
1993) advises the Board of Directors regarding public policy issues which could significantly affect the Company's customers, shareholders, employees, or the communities the Company serves.

     The Committee reviews the Company's policies and practices to protect and improve the quality of the environment, to support and contribute to charitable and community service organizations, to ensure equal opportunity in hiring and promoting employees, to encourage development of minority-owned and women-owned businesses as suppliers to the Company, and to address shareholder rights and corporate democracy issues.


Attendance at Board and Committee Meetings

Fourteen meetings of the Board of Directors and nineteen meetings of Board committees were held in 1993. Overall attendance at such meetings was 93%. Individual attendance at meetings of the Board of Directors and Board committees was as follows: R. A. Clarke 81%, H. M. Conger 100%, W. S. Davila 74%, M. B. Lane 90%, L. L. Luttgens 100%, R. B. Madden 94%, G. A. Maneatis 100%, M. S. Metz 86%, W. F. Miller 96%, J. B. M. Place 100%, S. T. Reeves 90%, C. E. Reichardt 78%, J. C. Sawhill 100%, A. Seelenfreund 80%, S. T. Skinner 100%, and
B. L. Williams 100%.


Compensation of Directors

Each director who is not an employee of the Company receives a quarterly retainer of $5,500 plus a fee of $1,000 for each Board or Board committee meeting attended. Non-employee directors who chair Board committees receive an additional quarterly retainer of $625. Under a deferred compensation plan, directors may elect to defer with interest all or part of such compensation for varying periods.

     The Company's Retirement Plan for Non-Employee Directors provides a retirement benefit for non-employee directors with at least five years of service on the Board. Eligible retirees are entitled to receive quarterly payments equal to the number of quarters which they served on the Board. The amount of the quarterly payment is equal to the quarterly retainer as of the date of the director's retirement. Indemnity policies cover accrued benefits under the Retirement Plan for Non-Employee Directors and the Director's Deferred Compensation Plan in the event that benefits are not paid when due.

     Company officers who also are directors receive no additional compensation for services as a member of the Board of Directors or of any Board committee.

     Mr. Maneatis, a director of the Company, has an agreement with the Company under which he provides strategic consulting services relating to his expertise in nuclear power plant operations. The agreement is expected to continue through October 1994, unless terminated earlier by either party. Under the terms of the agreement, Mr. Maneatis receives an annual retainer and fees for actual consulting time. In 1993, Mr. Maneatis was paid $90,200 under the agreement.


Certain Relationships and Related Transactions

Mr. Clarke, Chairman of the Board and Chief Executive Officer of the Company, also is a director of Bank of America NT&SA, which was paid approximately $5,124,600 by the Company and its subsidiaries during 1993 in fees and interest in connection with providing credit and banking services to the Company and its subsidiaries in the normal course of business. Such credit arrangements and services are expected to continue to be provided in the future. Mr. Clarke has no personal interest in these transactions.

     Mr. Reichardt, a director of the Company, also is Chairman of the Board and Chief Executive Officer of Wells Fargo Bank, N.A., which was paid approximately $1,189,300 by the Company and its subsidiaries during 1993 in fees and interest in connection with providing credit and banking services to the Company and its subsidiaries in the normal course of business. Wells Fargo Nikko Investment Advisors, a joint venture in which Wells Fargo Bank, N.A., has a 50 percent interest, was paid approximately $694,900 for investment management services provided in the normal course of business to PG&E's Retirement Plan during 1993. Such credit arrangements and services are expected to continue to be provided in the future. Mr. Reichardt has no personal interest in these transactions.


Board of Directors Retirement Policy

In December 1990, the Board of Directors reduced from 72 to 70 the age above which any person may not be designated by the Board as a candidate for election or reelection to the Board. Current directors who already had reached the age of 67 as of December 19, 1990, were exempted from this lower retirement age. The Board also continued its policy that, in the case of a director who also is an officer of the Company, the director's term ends upon his or her retirement from active employment unless the term is extended by special action of the Board.

Security Ownership of Management

The following table sets forth the number of shares of the Company's common stock beneficially owned (as defined in the rules of the Securities and Exchange Commission) as of January 31, 1994, by the directors, the executive officers named in the Summary Compensation Table on page 15, and all directors and executive officers as a group. None of the directors or executive officers owned any shares of the Company's preferred stock. None of the directors or executive officers, nor the directors and executive officers as a group, owned as much as 1% of any class of securities.

                                            (A)                       (B)                  (C)
                                          Current             Vested Options to
Name                                 Stock Ownership(1)      Purchase Common Stock(2)     Total
Richard A. Clarke                         24,217                     71,534                95,751
Harry M. Conger                            4,101                                            4,101
William S. Davila                          2,212                                            2,212
Melvin B. Lane                             2,000                                            2,000
Leslie L. Luttgens                         2,846                                            2,846
Richard B. Madden                          3,000                                            3,000
George A. Maneatis                        16,471                     33,000                49,471
Mary S. Metz                               2,295                                            2,295
William F. Miller                         10,184                                           10,184
John B. M. Place                           3,319                                            3,319
Samuel T. Reeves                           8,000                                            8,000
Carl E. Reichardt                          2,000                                            2,000
John C. Sawhill                           17,194                                           17,194
Alan Seelenfreund                            500                                              500
Stanley T. Skinner                        14,439                     26,333                40,772
Barry Lawson Williams                      1,258                                            1,258
Jerry R. McLeod                            2,056                      7,500                 9,556
James D. Shiffer                           6,421                     10,000                16,421
Gregory M. Rueger                          5,876                     13,833                19,709

    All directors and executive
    officers as a group (29 persons)     176,640                    242,597               419,237



(1) Includes any shares held in the name of the spouse, minor children, or other relatives sharing the home of the director or executive officer and, in the case of executive officers, includes shares held in the Company's Savings Fund Plan. Except as otherwise indicated below, the directors and executive officers have sole voting and investment power over the shares shown. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of the shares held.

     Also includes the following shares of the Company's common stock in which the beneficial owners share voting and investment power: Mr. Davila, 200 shares; Mr. Lane, 2,000 shares; Mr. Madden, 3,000 shares; Dr. Metz, 1,289 shares; Dr. Miller, 10,184 shares; Mr. Place, 2,222 shares; and all directors and executive officers as a group, 22,779 shares.

(2) Includes shares of the Company's common stock which Mr. Maneatis and the executive officers have the right to acquire within 60 days of January 31, 1994, through the exercise of vested stock options granted under the Company's Stock Option Plan. Mr. Maneatis and the executive officers have neither voting power nor investment power with respect to shares shown unless and until such shares are purchased through the exercise of the options, pursuant to the terms of the Stock Option Plan.

- --------------------------------------------------------------------------------
         Ratification of Selection of Independent Public Accountants

On the recommendation of the Audit Committee, the Board of Directors has selected Arthur Andersen & Co. as the independent public accountants to examine the financial statements of the Company and its subsidiaries for the year 1994. Arthur Andersen & Co. has been employed to perform this function for the Company since 1981.

     One or more representatives of Arthur Andersen & Co. will be present at the annual meeting, and will have the opportunity to make a statement and to respond to appropriate questions.

     Although this appointment is not required to be submitted to a vote of the shareholders, the Board believes it is appropriate as a matter of policy to request that the shareholders ratify the appointment. If the shareholders should not ratify the appointment, the Audit Committee will investigate the reasons for shareholder rejection and the Board will reconsider the appointment.

     A majority of the votes cast is required to ratify the appointment of the independent public accountants.

     The Board of Directors recommends a vote FOR the proposal to ratify the selection of Arthur Andersen & Co. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise in their proxies.


- --------------------------------------------------------------------------------
                          Proposals by Shareholders


Shareholder Proposal 1:
Compensation of the Chief Executive Officer

Mr. Nick Rossi, P. O. Box 249, Boonville, California, 95415, holder of 500 shares of common stock, has given notice of his intention to present the following proposal for action at the annual meeting:

     "Resolved, that the stockholders of Pacific Gas and Electric recommend that the board of directors adopt the following policy: As relates to future contracts, the Chief Executive Officer's total compensation will be determined as follows: The C.E.O.'s beginning total compensation will be 25 times more than the average Pacific Gas and Electric employee's 1992 annual wages or salary. The C.E.O.'s total compensation will go up or down in direct proportions to the company's performance. To be determined as follows: One half of the compensation shall go up or down gauged against the ten year average earnings per common share (adjusted for stock splits) from 1983 to 1992. The remaining one half shall go up or down gauged against the ten year average dividends per common share (adjusted for stock splits) from 1983 to 1992."



The Board of Directors recommends a vote AGAINST this proposal:

PG&E agrees that compensation for the chief executive officer, and all management, should be based on performance. In fact, that is the primary basis which the Board of Directors has used for many years to set the CEO's compensation.

     The CEO's compensation is composed of two major parts: base salary and incentive payments.

     His base salary is reviewed annually by the Board of Directors and set based upon the Company's overall performance and his achievement of specific individual objectives. His incentive compensation is tied directly and exclusively to the Company's performance for shareholders, as measured by earnings per share and total returns for shareholders (dividends plus stock price appreciation). If the Company performs well, the CEO's incentive compensation increases. If the Company performs poorly for shareholders, the incentive amounts will be zero (as was the case in 1988).

     As with all PG&E officers and management employees, the CEO's total compensation is designed to be competitive with the compensation paid to employees in similar positions. In a normal year, when the Company meets all of its targets for shareholders, the CEO's salary and annual incentive compensation is about equal to the average compensation paid by other large utilities. His total compensation is about 80 percent of the average total compensation paid to CEOs of general industry.

     This shareholder proposal would reduce the ability of the Board of Directors to establish appropriate compensation for the CEO. Compensation would be set using a rigid formula. That formula would fail to consider whether the level of compensation is competitive with that offered by other employers. It also would fail to consider important qualitative and quantitative factors, such as the Company's progress in meeting long-term business objectives. Perhaps most important, it would totally ignore the Company's stock price performance, which is of significant importance to shareholders.

     For these reasons, the Board of Directors recommends that shareholders reject this proposal.

     Approval of this shareholder proposal requires an affirmative vote of a majority of the votes cast. Unless they are marked to the contrary, proxies received will be voted AGAINST this proposal.


Shareholder Proposal 2:
Compensation of Officers

Mr. and Mrs. Jerome R. Mikulski, 4715 Caviou Place, Colorado Springs, Colorado, 80918, holders of 300 shares of common stock, have given notice of their intention to present the following proposal for action at the annual meeting:

     "RESOLVED: That the shareholders of Pacific Gas & Electric Company recommend that the Board of Directors take the necessary steps to institute a salary ceiling such that no senior executive officer or director or consultant acting in the capacity of an executive officer or director of the Company receive a combined salary and other compensation which is more than one hundred and fifty (150%) of the salary provided to the President of the United States."

     In support of this proposal, Mr. and Mrs. Mikulski have submitted the following statement:

     "REASONS: There is no corporation which exceeds the size or has the complexity of the government of the United States run by the President of the United States. Even most government agencies far exceed the size, as measured by personnel and budget of any private corporation. The President of the United States receives a salary of $200,000, while the heads of agencies and even members of Congress are paid somewhat in excess of $100,000.

     "In order of overcome even the appearance that officers of public corporations run the corporations for their benefit rather than for the benefit of the shareholders, the salary and compensation should not exceed that set forth above. Usually, there is no direct correlation between the profitability of a corporation and the compensation to officers. In fact, in many corporations, the compensation increases even as profits fall. Thus, it is clear that compensation does not usually serve as an incentive for a better run or more profitable corporation. Any officer who believes he can better his corporation should be sufficiently motivated by stock options or by his purchase of stock on the open market.

     "There is a general consensus in the United States that corporate officials are grossly overpaid and that this state of affairs is promulgated by the 'hands off' policy of Boards of Directors. Many Qualified people would gladly step in and do as good a job as the incumbent officers of the Corporation and they would have no hesitation to serve under the aforementioned ceiling on compensation.

     "If you agree, please mark your proxy FOR this resolution."


The Board of Directors recommends a vote AGAINST this proposal:

As discussed above, PG&E agrees that management compensation should be based on performance, and that is the policy which the Board of Directors observes in setting pay for its officers and management.

     This proposal would impose an absolute ceiling on the compensation paid to senior management. Although the proponents suggest that pay should reflect performance, their proposal would have the opposite effect. The absolute ceiling would require that all compensation be limited, no matter how much success the Company achieved for shareholders and no matter how well the individual officer performed.

     In addition, by limiting compensation to officers, this proposal would seriously inhibit PG&E's ability to attract and retain the outstanding management we must have to sustain superior financial performance for our shareholders. PG&E's officers include experts in nuclear power plant operations, gas and electric supply, legal and regulatory affairs, and other critical functions. These skills and talents are in great demand. This proposal would severely limit PG&E's ability to pay compensation which is competitive with that offered by other utilities and industrial companies. As a result, it would be inevitable that we would lose critically important management and would be unable to attract competent replacements.

     For these reasons, the Board of Directors recommends that shareholders reject this proposal.

     Approval of this shareholder proposal requires an affirmative vote of a majority of the votes cast. Unless they are marked to the contrary, proxies received will be voted AGAINST this proposal.

- --------------------------------------------------------------------------------
                           Executive Compensation

        Nominating and Compensation Committee Report on Compensation

PG&E is the nation's largest investor-owned gas and electric utility, serving over 12 million people in Northern and Central California. In 1993, the Company's assets totalled $27 billion and its earnings exceeded $1 billion. PG&E delivers power to customers from a highly diversified electric generating system, including hydroelectric, geothermal, wind, solar, and gas-fired facilities, and from one of the most successful nuclear power plants in the world. Through its affiliates, U.S. Generating Company and PG&E Resources Company, PG&E has become a national leader in the growing independent power production business and a significant participant in the gas exploration and production industry.

     During the past five years, the Company has provided shareholders an average annual return--the combination of dividends and stock price appreciation--of 22 percent and, as shown in the graph on page 14, a cumulative total shareholder return of 173 percent.

     Sustaining this success requires exceptional people: men and women with skill, experience, vision, and entrepreneurial spirit. It is these men and women, at every level in the Company, who make the difference between superior performance and mediocrity, and who create value for PG&E's shareholders and customers.

     PG&E's compensation programs are designed to attract, retain, and motivate these exceptional people. They reflect two fundamental principles which apply to every officer of the Company:

     1. PG&E's compensation and benefits programs are competitive with those of other employers. PG&E competes for talent. Every company wants the most qualified and competent employees. Attracting and retaining employees who make the difference for shareholders, customers, and the Company require that PG&E offer competitive compensation and benefits.

     2. Part of every officer's compensation is tied directly to the Company's performance for shareholders. If shareholders do well, officer compensation rises. If shareholders do not do well, officer compensation declines. In other words, a portion of every officer's compensation is "incentive compensation" which is at risk based on the Company's financial performance. The greater the officer's management responsibilities, the larger the share of his or her total compensation is at risk.

For officers, the Company has established the following four objectives to implement these principles:

     1. Base salary and annual incentive compensation combined should be approximately equal to the average compensation paid by other large energy utilities.

     2. Total compensation (base salary, annual incentives, long-term incentives, and benefits) should be about 80 percent of the average total compensation of general industry.

     3. Approximately one-half of target total compensation is tied directly to corporate performance for shareholders.

     4. Incentive compensation is tied to both the Company's short-term and longer-term financial performance. This reflects PG&E's commitment to achieve sustained growth in value for shareholders.

     Compensation for the Chief Executive Officer is approved by the Board of Directors. Compensation for all other officers is approved by the Nominating and Compensation Committee of the Board, which is composed entirely of independent non-employee directors. The Nominating and Compensation Committee retains an independent consultant, Hewitt Associates, to help evaluate the Company's compensation policies and to recommend compensation alternatives which are consistent with those policies. Founded in 1940, Hewitt Associates is an international firm of consultants and actuaries specializing in the design and administration of employee compensation and benefit programs. Hewitt Associates has been engaged by the Nominating and Compensation Committee since 1990.

     Effective with the Company's 1994 tax year, the Omnibus Budget Reconciliation Act of 1993 eliminated the deductibility of compensation over $1 million paid to the five highest paid executive officers. However, the new law does not apply to performance-based compensation provided that the performance targets are objective and have been approved by shareholders. A substantial portion of the compensation paid to PG&E's officers is wholly dependent upon the performance of the Company and is determined by comparing changes in shareholder value against predetermined performance targets set by the Committee at the beginning of each year. Two of the three performance-based plans which the Company currently uses were previously approved by the shareholders in 1992 and these plans are exclusively tied to total shareholder return from stock price appreciation and dividends.

     In light of the new law, the Nominating and Compensation Committee is currently reviewing the Company's performance-based plans to determine whether additional changes would be appropriate. However, the proposed regulations explaining the new law were not issued until late in December 1993, and it is likely that these rules will be further changed to reflect suggestions made during the formal comment period, which ended on February 18, 1994. As a result, it would be premature as of this date to take action on the Company's performance-based plans in time to submit changes to the shareholders for action at the 1994 annual meeting of shareholders. As soon as final regulations are issued, the Committee will determine if changes are appropriate and whether the plans will be submitted to the shareholders at the 1995 annual shareholders meeting. It is also anticipated that the effect, if any, of the new tax law on the Company's compensation tax deduction for 1994 will be de minimis.


Principal Components of Compensation

Base Salary. Executive salaries are reviewed annually by the Nominating and Compensation Committee based on (a) the results achieved by each individual,
(b) the Company's expected financial performance, measured by earnings per share for the Company overall as well as for the Company's three major types of operations (utility, Diablo Canyon, and PG&E Enterprises), dividends, and stock price appreciation, and (c) changes in the average salaries paid by other large energy utilities. Currently, 12 utilities are used as comparators for the purpose of setting base salary and annual incentives. These utilities, which are among the largest utilities nationwide, were selected by the Committee because they are comparable to PG&E in size, and their approach to compensation emphasizes long-term incentives; five of these utilities are included in the Dow Jones Utilities Index.

     In 1993, Chairman of the Board and Chief Executive Officer Richard A. Clarke received a base salary of $640,000. This salary level is slightly below the average salary of chief executive officers of other major energy utilities and slightly below 80 percent of the average salary of CEOs of major industrial companies. Consistent with economic conditions and the Company's extensive efforts to reduce costs in 1993, Mr. Clarke did not receive a base salary increase for 1993, nor did the Company's President and two Executive Vice Presidents.

Annual Incentive. The Performance Incentive Plan for 1993 provided annual incentives to all employees based on the achievement of financial and service-related objectives. The performance measures for 1993 were (a) the Company's success in meeting earnings-per-share (EPS) objectives, and (b) the success of each employee's organizational unit in meeting its individual objectives, such as cost control, quality of customer service, and operational efficiency. Awards for the Chief Executive Officer, President, and two Executive Vice Presidents for 1993 are based entirely on the Company's EPS for utility operations (75 percent), Diablo Canyon (20 percent), and PG&E Enterprises (5 percent). Awards for other participating employees are increased or decreased based on each organizational unit's success in meeting its performance objectives. These objectives are not necessarily weighted equally; the actual weightings for a given organizational unit are determined by the Chairman of the Board and the head of the organizational unit. For 1994, the EPS objectives for the Company's three types of operations will be replaced by a single corporate EPS objective, thereby ensuring that awards will not be paid if the Company's overall financial performance is unsatisfactory.

     At the beginning of the year, target awards are set based on each participating employee's job responsibilities and salary level. Final awards are determined by the Nominating and Compensation Committee and may range from zero to twice the target, depending on the extent to which the Company achieves its financial and service-related objectives. The Committee has discretion to modify or eliminate awards.

     In 1993, the Company substantially exceeded its EPS objective for Diablo Canyon as a result of excellent plant operations. The Company fell short of its EPS objective for utility operations largely due to several one-time earnings adjustments relating to reorganization of the Company, restructuring of its gas operations and other events. The Company exceeded its EPS objective for PG&E Enterprises. The Company's overall performance resulted in Performance Incentive Plan awards to the Chief Executive Officer, President, and two Executive Vice Presidents which were 46 percent of their target awards.

Long-Term Incentives. The Stock Option Plan and the Performance Unit Plan provide incentives based on the Company's financial performance over time.

     The Stock Option Plan provides incentives based on the Company's ability to sustain financial performance over a three-to-ten year period.

     Under the Plan, officers, managers, and other key employees receive stock options based on their responsibilities and position in the Company. These options allow them to purchase a certain number of shares of PG&E stock at the market price on the date of grant (the first business day of each year), provided that they hold the options for at least two full years and exercise them within ten years. The Company does not reprice or change the terms of options once they have been granted.

     At the Nominating and Compensation Committee's discretion, stock options may be granted with tandem "stock appreciation rights" which have vesting periods and exercise guidelines that are similar to the options. These rights allow option-holders to surrender their options when they have vested and receive a cash payment equal to the difference between the exercise price and the current market price. No stock appreciation rights have been granted under the Plan since 1991.

     Stock options also may be granted with tandem "dividend equivalents" which provide for credits to be made to a dividend equivalent account equal to the current common stock dividend as applied to the recipient's unexercised options. This reflects the importance of dividends as a component of total shareholder return. Option-holders are entitled to receive the amounts accumulated in their dividend equivalent account only when, and to the extent that, the underlying options or stock appreciation rights are exercised. If a stock appreciation right is exercised, the option-holder receives the associated dividend equivalent only if the stock price has appreciated by at least 5 percent per year from the date of grant or by at least 25 percent if the options have been held for more than five years.

     The size of the stock option grant for each executive officer in 1993 was determined by the Nominating and Compensation Committee based on the Company's objectives of paying total compensation (base salary, annual incentives, long-term incentives, and benefits) at about 80 percent of the average total compensation of general industry and of tying approximately one-half of target total compensation directly to corporate performance for shareholders. In making stock option grants, the Committee is sensitive to the amount of stock options previously granted to the executive officers, but the size of each executive officer's stock option grant is determined primarily based on the compensation objectives described above.

     The Performance Unit Plan provides incentives based on the Company's ability to sustain superior total returns for shareholders (dividends plus stock price appreciation) over a three-year period.

     Under the Plan, officers receive performance units reflecting their level of responsibility in the Company. One-third of the units vest each year. At the end of each year, the number of vested performance units is increased or decreased based on the Company's three-year total return for shareholders (dividends plus stock price appreciation) as compared with that of the 49 other largest energy utilities in the nation. Each officer receives an incentive payment equal to the final number of vested units multiplied by the average market price of the Company's common stock during the 30-day calendar period prior to the end of the year. In order to align incentive payments more closely with current Company performance, the Plan was revised for 1993 so that 1993 performance was weighted at 60%, 1992 performance at 25%, and 1991 performance at 15%.

     Each time the Company pays a cash dividend on common stock, a recipient of a performance unit receives a dividend equivalent payment in an amount equal to the cash dividend per share as applied to the number of units held by the recipient.

     During the three years ended December 31, 1993, 1992, and 1991, the Company's total return for shareholders ranked 24th, 33rd, and 12th, respectively, among the 50 largest energy utilities in the nation. This performance resulted in Performance Unit Plan payouts to officers for 1993 which were 107 percent of target payouts. In 1993, officers also were granted units under the Performance Unit Plan for the three-year performance period ending December 31, 1995.

Benefits. The Retirement Plan provides a lifetime annuity to all vested employees, based on their salary level and years of service. The Savings Fund Plan provides an opportunity for all employees to supplement their retirement income through employee and Company contributions. The Flexible Benefits Plan allows all employees not covered by collective bargaining agreements to choose among a variety of benefit options, including medical and dental coverage and life insurance.


Summary

     We, the members of the Nominating and Compensation Committee of the Board of Directors, believe that the Company's compensation programs are successful in attracting and retaining qualified employees and in tying compensation directly to performance for shareholders and service to customers. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in the Company's business environment.



Leslie L. Luttgens, Chairman

William F. Miller

John B. M. Place

Samuel T. Reeves

John C. Sawhill

        Comparison of Five-Year Cumulative Total Shareholder Return(1)


[This graph compares the Company's cumulative total return to shareholders (equal to dividends plus stock price appreciation) during the past five years with that of the Standard & Poor's 500 Stock Index and the Dow Jones Utilities Index.]

                       [PERFORMANCE GRAPH APPEARS HERE]


                              1988         1989        1990         1991        1992         1993
Pacific Gas and Electric
    Company (PG&E)            $100         $135        $164         $228        $244         $273

Standard & Poor's 500
    Stock Index (S&P)         $100         $132        $128         $166        $179         $197

Dow Jones Utilities
    Index (DJUI)              $100         $136        $129         $149        $155         $170

(1)  Assumes $100 invested on December 30, 1988, in Pacific Gas and
     Electric Company common stock, the Standard & Poor's 500 Stock Index, and the Dow Jones Utilities Index, and assumes quarterly reinvestment of dividends. The total shareholder returns shown are not necessarily indicative of future returns.

                         Summary Compensation Table


[This table summarizes the principal components of compensation of the Company's five highest paid executive officers.]


                                                                                           Long-Term
                                                  Annual Compensation                     Compensation
                                      -----------------------------------------     -----------------------------------------
                                                                                    Awards            Payouts
(A)                          (B)      (C)             (D)         (E)               (F)               (G)       (H)
                                                                                    Securities
                                                                  Other Annual      Underlying        LTIP      All Other
Name and Principal                    Salary          Bonus       Compensation      Options/SARs      Payouts   Compensation
Position                     Year     ($)             ($)(1)      ($)(2)            (# of Shares)     ($)(3)    ($)(4)

Richard A. Clarke,           1993     $640,000       $143,070      $40,950            25,000          $370,488     $42,238
Chairman of the Board and    1992      640,000        303,000       43,678            25,000           652,000      42,561
Chief Executive Officer      1991      600,000        386,590       31,636            25,000           413,087      29,220

Stanley T. Skinner,          1993     $475,000       $ 88,760      $20,678            15,000          $203,768     $37,757
President and Chief          1992      475,000        188,100       31,822            15,000           358,600      42,108
Operating Officer            1991      425,000        222,870       16,023            15,000           262,703      20,020

Jerry R. McLeod,             1993     $310,000       $ 53,340      $20,612            10,000          $135,858     $15,399
Executive Vice President(5)  1992      310,000        112,800       88,309            10,000           217,377      14,541
                             1991      283,333        115,890       81,361             7,500           123,920       6,608

James D. Shiffer,            1993     $265,000       $ 53,340      $24,282            10,000          $135,858     $33,357
Executive Vice President     1992      265,000        112,800       22,895            10,000           217,377      30,088
                             1991      216,667        139,480       28,701             7,500           123,920      22,106

Gregory M. Rueger,           1993     $233,000       $149,100      $19,227             7,500          $111,146     $11,242
Senior Vice President and    1992      225,000        146,300       22,146             7,500           195,600      10,955
General Manager,             1991      211,667        101,160       10,426             7,500           123,920       9,575
Nuclear Power Generation
Business Unit

(1) Represents payments received or deferred in 1994, 1993, and 1992 for achievement of corporate and organizational objectives in 1993, 1992, and 1991, respectively, under the Performance Incentive Plan.

(2) Amounts reported consist of (i) officer benefit allowances, (ii) payments of related taxes, and (iii) dividend equivalent payments on performance units under the Performance Unit Plan.


(3)  Represents payments received or deferred in 1994, 1993, and 1992 for achievement of corporate performance objectives for the period 1990 through 1993 under the Performance Unit Plan.


(4)  Amounts reported for 1993 consist of:
        (i) Company matching contributions to the Savings Fund Plan (Mr. Clarke $10,613, Mr. Skinner $10,613, Mr. McLeod $10,613, Mr. Shiffer
             $7,557, and Mr. Rueger $10,485);

       (ii) Company-paid premiums on indemnity policies to secure the payment of benefits under the Supplemental Executive Retirement Plan and the Deferred Compensation Plan (Mr. Clarke $13,320, Mr. Skinner $5,370, Mr. McLeod $1,400, Mr. Shiffer $1,050, and Mr. Rueger $750);

      (iii) payments received in lieu of vacation (Mr. Skinner $10,960 and Mr. Shiffer $20,381);

       (iv) amounts received or deferred under the Savings Fund Plan excess benefit arrangement (Mr. Clarke $18,187, Mr. Skinner $10,762, Mr. McLeod $3,337, and Mr. Shiffer $4,368); and

        (v) that portion of interest accrued on deferred compensation account balances in 1993 above 120% of the then applicable federal rate (Mr. Clarke $118, Mr. Skinner $52, Mr. McLeod $49, Mr. Shiffer $1, and Mr. Rueger $7).

(5) The Company has an agreement with Mr. McLeod which provides for separation payments in the event that, following a change in the ownership of the Company, he is terminated or constructively terminated. Under the terms of the agreement, Mr. McLeod would receive a severance payment equal to the sum of: (i) two times his current base salary and (ii) two times the average of his final three annual Performance Incentive Plan awards. Separation payments would not be payable in the event that termination was for cause.

                           Option/SAR Grants in 1993

[This table summarizes the distribution and the terms and conditions of stock options granted to the five highest paid executive officers in the past year.]

                                                                                                               Grant
                                           Individual Grants                                                 Date Value
- --------------------------------------------------------------------------------------------------------     -----------
(A)                        (B)                       (C)                      (D)             (E)            (F)
                                                     % of Total
                           Number of Securities      Options/SARs             Exercise or                    Grant Date
                           Underlying Options/SARs   Granted to               Base Price      Expiration     Present
Name                       Granted (#)(1)            Employees in 1993        ($/Sh)(2)       Date(3)        Value($)(4)

Richard A. Clarke          25,000                    3.62%                    $33.125         01-05-2003     $280,750
Stanley T. Skinner         15,000                    2.17%                     33.125         01-05-2003      168,450
Jerry R. McLeod            10,000                    1.45%                     33.125         01-05-2003      112,300
James D. Shiffer           10,000                    1.45%                     33.125         01-05-2003      112,300
Gregory M. Rueger           7,500                    1.09%                     33.125         01-05-2003       84,225

(1) All options granted to executive officers in 1993 are exercisable as follows: one-third of the options may be exercised on or after the second anniversary of the date of grant, two-thirds on or after the third anniversary, and 100 percent on or after the fourth anniversary. The options were accompanied by tandem dividend equivalents which provide for credits to be made to the officer's dividend equivalent account in the amount of the current common stock dividend as applied to the officer's unexercised options. Funds in the account are paid out only when, and to the extent that, the underlying options are exercised. At the time of exercise, the exercise price may be paid in cash or shares of PG&E common stock owned by the optionee for at least one year, or "cashless exercise" procedures may be used.

(2) The exercise price is equal to the closing price of the Company's common stock on January 4, 1993, the date of grant.

(3) All options granted to executive officers in 1993 expire 10 years and one day from the date of grant, subject to earlier expiration in the event of the officer's termination of employment with the Company.

(4) Estimated present values include dividend equivalents and are based on the Black-Scholes Model, a mathematical formula used to value options traded on stock exchanges. The Black-Scholes Model considers a number of factors, including the expected volatility and dividend rate of the stock, interest rates, and time of exercise of the option. The following assumptions were used in applying the Black-Scholes Model to the 1993 option grants shown in the table above: volatility of 13.33%, risk-free rate of return of 6.04%, dividend yield of $1.88, and an exercise date five years after the date of grant. The ultimate value of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. That value will depend on the future success achieved by employees for the benefit of all shareholders.



    Aggregated Option/SAR Exercises in 1993 and Year-End Option/SAR Values

[This table summarizes exercises of stock options and tandem stock appreciation rights (granted in prior years) by the five highest paid executive officers in the past year, as well as the number and value of all unexercised options held by the named executive officers at the end of 1993.]

(A)                         (B)                    (C)                   (D)                         (E)
                                                                         Number of Securities        Value of Unexercised
                            Shares Acquired                              Underlying Unexercised      In-the-Money
                            on Exercise            Value Realized        Options/SARs at             Options/SARs at
Name                        (#)(1)                 ($)(2)                End of 1993 (#)             End of 1993 ($)(3)
                                                                         (Exercisable/               (Exercisable/
                                                                         Unexercisable)              Unexercisable)

Richard A. Clarke               0                  $     0               48,201/73,332               $631,277/$387,063
Stanley T. Skinner              0                        0               12,667/43,666                171,421/ 227,783
Jerry R. McLeod             7,333                   88,877                    0/26,666                      0/ 124,158
James D. Shiffer            4,334                   51,924                2,500/26,666                 25,938/ 124,158
Gregory M. Rueger               0                        0                7,167/21,666                 94,024/ 111,658


(1) Represents the number of shares for which the named executive officers exercised options and tandem SARs payable in cash. No shares were received upon exercise of options due to the use of "cashless exercise" procedures.

(2)  Excludes amounts received under tandem dividend equivalents.

(3) Based on a fair market value of $35.125, which was the closing price of the Company's common stock on December 31, 1993.

                   Long-Term Incentive Plan--Awards in 1993

[This table summarizes the long-term incentive awards made to the five highest paid executive officers in the past year.]

                                                                                      Estimated Future Payouts Under
                                               Awards                                   Non-Stock Price-Based Plans
                             ------------------------------------------------    -------------------------------------------------
(A)                          (B)                           (C)                   (D)              (E)                (F)
                                                           Performance or
                                                           Other Period
                             Number of Shares,             Until Maturation      Threshold        Target             Maximum
Name                         Units, or Other Rights(1)     or Payout             ($ or #)(2)      ($ or #)(2)        ($ or#)(2)
Richard A. Clarke            10,000                        3 years               0 units          10,000  units      20,000  units
Stanley T. Skinner            5,500                        3 years               0 units           5,500  units      11,000  units
Jerry R. McLeod               4,000                        3 years               0 units           4,000  units       8,000  units
James D. Shiffer              4,000                        3 years               0 units           4,000  units       8,000  units
Gregory M. Rueger             3,000                        3 years               0 units           3,000  units       6,000  units



(1) Represents performance units granted under the Performance Unit Plan. The units vest one-third in each of the three years following the grant year, and are earned over the vesting period based on the Company's three-year total annual shareholder return (dividends plus stock price appreciation) as compared with that achieved by the 49 other largest domestic energy utilities. This performance target may be adjusted during the vesting period, at the sole discretion of the Nominating and Compensation Committee, to reflect extraordinary events beyond management's control. In determining the Company's total annual shareholder return relative to the 49 other utilities, third-year performance is weighted at 60%, second-year performance at 25%, and first-year performance at 15%. Each time the Company pays a cash dividend on common stock, the recipient of a performance unit receives a dividend equivalent payment equal to the common stock dividend as applied to the number of units held by the recipient.

(2) Payments are determined by multiplying the number of units earned in a given year by the average market price of the Company's common stock for the last 30-day calendar period of the year.


                              Retirement Benefits

The Company provides retirement benefits to the executive officers named in the Summary Compensation Table on page 15. The benefit formula is 1.6 percent of the average of the three highest combined salary and annual incentive awards during the last ten years of service multiplied by years of credited service. As of December 31, 1993, the estimated annual retirement benefits for the five most highly compensated executive officers, assuming credited service to age 65, are as follows: Mr. Clarke, $480,783; Mr. Skinner, $381,566; Mr. McLeod, $177,030; Mr. Shiffer, $249,647; and Mr. Rueger, $232,443. The amounts shown are single life annuity benefits and would not be subject to any Social Security offsets.

- --------------------------------------------------------------------------------
                               Other Information


Principal Shareholders

The only person or group known by the Company to be the beneficial owner of more than 5 percent of any class of the Company's stock is shown below:


                           Name and Address of        Amount and Nature of           Percent
Title of Class               Beneficial Owner        Beneficial Ownership(1)         of Class

   Common Stock              State Street Bank             49,079,307                 11.43
                             and Trust Company(2)
                             225 Franklin Street
                             Boston, MA 02110


(1)  This information is based on beneficial ownership as of December 31, 1993.

(2) The information relating to the beneficial ownership of State Street Bank and Trust Company is based on a Schedule 13G, dated February 10, 1994, filed with the Securities and Exchange Commission. 44,970,065 shares are held by the bank in its capacity as Trustee of the Company's Savings Fund Plan for its employees. The Trustee may not vote these shares in the absence of voting instructions from the Plan participants. The bank also holds 4,109,242 shares of the Company's common stock as trustee of various collective investment funds and trusts. The bank has sole voting power with respect to 3,369,280 of these shares, shared voting power with respect to 3,662 of these shares, sole investment power with respect to 4,100,073 of these shares, and shared investment power with respect to 7,535 of these shares.

Proposals by Shareholders - 1995

Any proposal by a shareholder to be submitted for inclusion in proxy soliciting material for the 1995 annual shareholders meeting must be received by the Corporate Secretary of the Company after April 20, 1994, but no later than November 3, 1994.


Annual Report

The Company's annual report for 1993, including financial statements, was mailed to shareholders on or about March 3, 1994.


Method and Cost of Soliciting Proxies

The Company intends to solicit proxies principally by mail. Proxies also may be solicited by personal contact, telephone, or other means by officers and other employees of the Company. The Company has retained D. F. King & Co., Inc., to assist in the solicitation of proxies at an estimated fee of $10,000 plus reimbursement of reasonable expenses. In addition, banks, brokers, and other fiduciaries and nominees will be reimbursed for the reasonable expenses of forwarding proxy materials to beneficial owners of the Company's stock. The entire cost of soliciting proxies will be paid by the Company.


Section 16(a) Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission ("SEC") regulations, the Company's directors, certain officers, and greater than 10 percent shareholders are required to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange and to furnish the Company with copies of all such reports they file.

     Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that during 1993 all filing requirements applicable to its directors, officers, and 10 percent shareholders were satisfied.


Other Matters

Management does not know of any matter to be acted upon at the meeting other than the matters above described. However, if any other matter should properly come before the meeting, the proxyholders named in the enclosed proxy will vote the shares for which they hold proxies in their discretion.

                               By Order of the Board of Directors,

                               Leslie H. Everett

                               Leslie H. Everett
                               Corporate Secretary



Please sign, date, and return your proxy as soon as possible.

            [LOGO OF PACIFIC GAS AND ELECTRIC COMPANY APPEARS HERE]

Printed with soybean ink on recycled/recyclable paper

The undersigned hereby appoints Richard A. Clarke, Stanley T. Skinner, and Leslie H. Everett, and any of them, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the annual meeting of shareholders of Pacific Gas and Electric Company, to be held at 1111 California Street, San Francisco, California on Wednesday, April 20, 1994, at 10:00 a.m., and at any adjournment thereof, as instructed on the reverse hereof and upon all motions and resolutions which may properly be presented for consideration at said meeting. This proxy is solicited by the Board of Directors of Pacific Gas and Electric Company.


      PG&E
    [_]



                                      Please mark, sign, date, and return
                                      this proxy promptly.

                                      ---------------------------  -------, 1994


                                      ---------------------------  -------, 1994
                                        SHAREHOLDER'S SIGNATURE     DATE


Shareholder's Proxy For Annual        If you are signing for the shareholder,
Meeting, April 20, 1994               please sign the shareholder's name and
                                      your name, and state the capacity in
                                      which you act.
- --------------------------------------------------------------------------------
 * Please detach here and return this proxy in the enclosed reply envelope.*


[LOGO OF PACIFIC GAS AND        PACIFIC GAS AND ELECTRIC COMPANY
ELECTRIC COMPANY APPEARS HERE]

                                Annual Meeting to be held at

                                Masonic Auditorium

                                1111 California Street

                                San Francisco, CA 94108


                                April 20, 1994, at 10:00 a.m.



* Please use the attached ticket to attend the 1994 Annual Meeting. You also may register at the meeting. *

- --------------------------------------------------------------------------------

PG&E          1994 Annual Meeting Ticket


                   For the Annual Shareholders Meeting at
                       --------------------------------
                        10:00 a.m., on April 20, 1994,
                       --------------------------------
  to be held at the Masonic Auditorium, 1111 California Street, San Francisco. (Doors open at 9:00 a.m. You may bypass the registration area and present this ticket at the entrance to the auditorium.)

  [_]



Note: Cameras, tape recorders, etc., will not be allowed in the auditorium during the meeting, other than for Company purposes. A checkroom will be provided. For your protection, all briefcases, purses, packages, etc., will be subject to an inspection as you enter the meeting. We regret any inconvenience this may cause you. (See reverse side for additional information.)

Your proxy is solicited by the Board of Directors. Unless contrary instructions are given below, the above designated proxies will vote the shares for which they hold proxies in accordance with the recommendations of the Board of Directors.

A.  ELECTION OF DIRECTORS -- The Board of Directors recommends a vote FOR the
- -----------------------------------------------------------------------------
    nominees named below.
    ---------------------

    FOR all nominees listed below. (Except as indicated to the contrary below) [_]

    WITHHOLD AUTHORITY to vote for all nominees. [_]

    Richard A. Clarke, Harry M. Conger, William S. Davila, Melvin B. Lane, Leslie L. Luttgens, Richard B. Madden, George A. Maneatis, Mary S. Metz, William F. Miller, John B. M. Place, Samuel T. Reeves, Carl E. Reichardt, John C. Sawhill, Alan Seelenfreund, Stanley T. Skinner, Barry Lawson Williams.
    (Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


- --------------------------------------------------------------------------------
B.  The Board of Directors recommends a vote FOR the following:
- ---------------------------------------------------------------
    The proposal to ratify the selection of Arthur Andersen & Co. as the Company's independent public accountants.

        FOR         AGAINST        ABSTAIN
        [_]           [_]            [_]

C.  The Board of Directors recommends a vote AGAINST the following:
- -------------------------------------------------------------------
    Shareholder Proposal 1:  Compensation of the Chief Executive Officer

        FOR         AGAINST        ABSTAIN
        [_]           [_]            [_]

    Shareholder Proposal 2:  Compensation of Officers

        FOR         AGAINST        ABSTAIN
        [_]           [_]            [_]


- --------------------------------------------------------------------------------

  *Detach here and return the top section in the enclosed reply envelope.*













PG&E has reserved all available space at the Memorial Temple Garage at 1101 California Street (adjacent to the Masonic Auditorium) to provide complimentary parking for our shareholders. However, capacity is limited. Please show your annual meeting ticket to the garage attendant as you enter the garage.

Real-Time Captioning services and headsets will be available at the meeting for shareholders with impaired hearing. Please contact an usher at the meeting if you wish to be seated in the Real-Time Captioning section or to use a headset.

                          PG&E 1994 ANNUAL MEETING

     SAVINGS FUND PLAN FOR EMPLOYEES OF PACIFIC GAS AND ELECTRIC COMPANY

                     VOTING INSTRUCTIONS TO THE TRUSTEE


[_]




                                     PLEASE SIGN, DATE, AND RETURN THIS FORM.
                                     (Mark your voting instructions on the
                                     reverse side.)


                                     ----------------------------  -------, 1994
                                              SIGNATURE              DATE


- --------------------------------------------------------------------------------

* Please detach here and return the top section to the Trustee in the enclosed
                                                       -------
reply envelope. *







TO ALL MEMBERS OF THE SAVINGS FUND PLAN:

     As a member, you are entitled to direct the Trustee how to vote the shares of PG&E common stock allocated to your account. This form is provided for your use in giving the Trustee of the Plan confidential instructions to vote your stock held in the Plan at the Company's annual meeting of shareholders on April 20, 1994. You have one vote for each share of stock credited to your account as of February 22, 1994. Enclosed is a proxy statement which sets forth the business to be transacted at the meeting. Please indicate your instructions on this form and sign, date, and return the top section to State Street Bank and Trust Company, Trustee of the Plan, in the envelope provided. If you sign but do not otherwise complete the form, the Trustee will vote all shares in accordance with the recommendations of the Board of Directors. Stock in your Plan account for which the Trustee has not received a proxy will not be voted by the Trustee. Members who also own stock outside the Plan will receive a separate proxy form for those shares. Those proxies should be returned directly to the Company.

     To ensure that your shares are represented at the meeting, it is important that your voting instructions be received by the Trustee on or before April 19, 1994.


               State Street Bank and Trust Company, as Trustee
                  of the Savings Fund Plan for employees of
                      Pacific Gas and Electric Company
                               Box 1997 G.P.O.
                          New York, N.Y. 10117-0024


                 RETAIN THE BOTTOM SECTION FOR YOUR RECORDS

TO STATE STREET BANK AND TRUST COMPANY, TRUSTEE
   Pursuant to the provisions of the Savings Fund Plan for employees of Pacific Gas and Electric Company, you are instructed as indicated below with respect to voting the shares of stock credited to my account in the Plan as of February 22, 1994, at the annual meeting of shareholders of the Company to be held on April 20, 1994, and at any adjournment thereof.


                 VOTING INSTRUCTIONS TO THE TRUSTEE -- 1994

A. ELECTION OF DIRECTORS -- The Board of Directors recommends a vote FOR the
- ----------------------------------------------------------------------------
   nominees named below.
   ---------------------

   FOR all nominees listed below.  (Except as indicated to the contrary below)
         [_]

   WITHHOLD AUTHORITY to vote for all nominees.  [_]

   Richard A. Clarke, Harry M. Conger, William S. Davila, Melvin B. Lane, Leslie L. Luttgens, Richard B. Madden, George A. Maneatis, Mary S. Metz, William F. Miller, John B. M. Place, Samuel T. Reeves, Carl E. Reichardt, John C. Sawhill, Alan Seelenfreund, Stanley T. Skinner, Barry Lawson Williams.
   (Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


- --------------------------------------------------------------------------------
B. The Board of Directors recommends a vote FOR the following:
- --------------------------------------------------------------
   The proposal to ratify the selection of Arthur Andersen & Co. as the Company's independent public accountants.

          FOR        AGAINST         ABSTAIN
          [_]          [_]             [_]


C. The Board of Directors recommends a vote AGAINST the following:
- ------------------------------------------------------------------
   Shareholder Proposal 1:  Compensation of the Chief Executive Officer

          FOR        AGAINST         ABSTAIN
          [_]          [_]             [_]

   Shareholder Proposal 2:  Compensation of Officers

          FOR        AGAINST         ABSTAIN
          [_]          [_]             [_]

- --------------------------------------------------------------------------------
 * Detach here and return the top section in the enclosed reply envelope. *